Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts Tom Conforti Chief Financial Officer IHOP Corp. 818-240-6055 Stacy Roughan Director, Investor Relations IHOP Corp. 818-543-4138

IHOP CORP. REPORTS FIRST QUARTER 2004 RESULTS

7.1% Same-Store Sales Performance Produces Highest Gain in 10 Years As

IHOP Successfully Executes Re-energizing Strategies

GLENDALE, Calif. – April 22, 2004 – IHOP Corp. (NYSE: IHP) today announced results for its first quarter ended March 31, 2004.

The Company reported an 83.0% increase in net income to $10.9 million, or an increase of 78.6% in diluted earnings per share to $0.50 in the first quarter 2004, compared with net income of $6.0 million, or diluted earnings per share of $0.28 in the first quarter 2003.  This increase is primarily attributable to the impact of $6.7 million in one-time charges associated with IHOP’s reorganization announced in January 2003 recognized in the first quarter 2003.  Excluding these charges, IHOP experienced a 7.4% increase in net income, or an increase of 6.4% in diluted earnings per share in the first quarter 2004, compared to net income of $10.2 million, or $0.47 per diluted share in the first quarter 2003.

Same-store store sales increased 7.1% for the first quarter 2004 and reflected the positive impact of two limited time offers during the quarter.  IHOP benefited from the return of the Never Ending Pancakes and Stuffed French Toast promotions.  The Stuffed French Toast promotion was supported by national cable advertising – the first of three network media buys the Company plans for 2004.

 “We achieved strong results during the first quarter driven by the exceptional same-store sales performance of our restaurants as well as the overall growth in the number of restaurants within the IHOP system,” said Julia A. Stewart, IHOP Corp. President and Chief Executive Officer.  “This momentum continues as we enter the second year of our business model transition and look to build on the successes of last year.  We expect to continue our momentum by focusing on strategies designed to drive sales growth and support franchise development.”

System-wide sales increased 12.4% in the first quarter ended March 31, 2004 as compared to the same period in 2003.  The sales increase is primarily the result of an increase in average sales per effective restaurant and growth in the number of effective restaurants.  Effective restaurants grew by 5.4% in the first quarter 2004 versus the same period in 2003.  Average sales per effective restaurant increased 6.7% in the first quarter as compared to the same period in 2003.

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 240-6055 • Fax: (818) 543-4179

Cash flows from operations improved from $13.3 million in the first quarter 2003 to $20.3 million in the first quarter 2004.  Capital expenditures were reduced from $27.3 million in the first quarter 2003 to $4.3 million in the first quarter 2004, reflecting the shift to franchisee funded development of new restaurants.  In 2004, the Company expects cash flows from operations to range between $50 million and $55 million and for capital expenditures to total approximately $10 million to $15 million.

Quarterly Highlights

The following are business highlights for the first quarter 2004:

•                  The Company and its franchisees opened six new IHOP restaurants during the quarter as compared to 20 restaurants in the first quarter 2003.  This reduced level of development is consistent with IHOP’s forecast to open fewer restaurants in 2004 as the Company continues its transition to its new business model.  As previously announced, IHOP expects to open between 40 to 55 restaurants in 2004, 35 to 45 of which are expected to be franchise or license developed.

•                  IHOP successfully refranchised nine Company-operated restaurants in the first quarter, which brings the total number of Company-operated restaurants down to 31.  This is significant progress as IHOP works to limit Company Operations to the restaurants it will develop and operate in its Company market of Cincinnati, Ohio.

•                  During the quarter, IHOP’s Franchise and Development efforts continued with franchisees signing commitments to develop an additional 84 IHOP restaurants over the next several years.  To date, IHOP has signed 33 Multi-Unit Development Agreements (MSDAs) and 24 Single-Store Development Agreements (SSDAs) to develop a total of 221 new restaurants, the majority of which will be opened over the next four to five years.  The Company is currently in negotiations with prospective franchise developers to build and operate as many as 40 additional new IHOP restaurants.

•                  The Company’s mystery shop initiative resulted in more than 4,500 restaurant evaluations during the quarter as IHOP measured results and gained feedback from operational excellence and enhanced training programs at the restaurant level.  IHOP also continued the process to improve or remove a small number of poor-performing operators from its system as it seeks to resolve outstanding issues with each franchise operator by the end of 2004.

2004 Guidance

Reiterating its previous guidance, IHOP expects net income per diluted share for 2004 to range between $1.65 to $1.75.

Investor Conference Call

The Company will host an investor conference call to discuss its first quarter 2004 results on Thursday, April 22, 2004 at 11:00 a.m. ET (8:00 a.m. PT).  To participate on the call, please dial 800-901-5218 and reference pass code 77523570.  A live webcast of the call may be accessed on the Investor Relations section of IHOP’s Web site at www.ihop.com.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.

A telephonic replay of the call may be accessed through Thursday, April 29, 2004 by dialing 888-286-8010 and referencing pass code 52599822.  An online archive of the webcast will be available on the Investor Relations section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for 45 years. Offering more than 16 types of pancakes, as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks.  IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are operated and franchised by Glendale, California based IHOP Corp.  As of March 31, 2004, the end of IHOP’s first quarter 2004, there were 1,164 IHOP restaurants in 48 states and Canada.  IHOP is publicly traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

[Financial Tables to Follow]

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

PERIOD ENDED MARCH 31, 2004

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues
Franchise revenues	$39,129	$33,786
Rental income	32,392	28,314
Company restaurant sales	10,555	19,674
Financing revenues	9,808	12,217
Total revenues	91,884	93,991
Costs and Expenses
Franchise expenses	18,298	15,401
Rental expenses	23,420	19,985
Company restaurant expenses	11,956	20,908
Financing expenses	5,213	6,833
General and administrative expenses	13,635	12,267
Other expense, net	1,906	2,347
Reorganization charges	—	6,709
Total costs and expenses	74,428	84,450
Income before income taxes	17,456	9,541
Provision for income taxes	6,546	3,578
Net income	$10,910	$5,963

Net Income Per Share
Basic	$0.51	$0.28
Diluted	$0.50	$0.28

Weighted Average Shares Outstanding
Basic	21,406	21,313
Diluted	21,613	21,443

Dividends Declared Per Share	$0.25	$0.25

Dividends Paid Per Share	$0.25	$—

IHOP CORP. AND SUBSIDIARIES

RESULTS OF OPERATIONS

   (Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Restaurant Data
Effective restaurants (a)
Franchise (d)	979	891
Company	41	76
Area license (d)	144	137
Total	1,164	1,104

System-wide
Sales (b)	$465,315	$413,825
Percent change	12.4%	13.1%
Average sales per effective restaurant	$400	$375
Percent change	6.7%	4.5%
Same-store sales percentage change (c)	7.1%	3.1%

Franchise (d)
Sales	$411,558	$355,723
Percent change	15.7%	13.8%
Average sales per effective restaurant	$420	$399
Percent change	5.3%	3.6%
Same-store sales percentage change (c)	6.8%	3.0%

Company
Sales	$10,555	$19,674
Percent change	(46.4)%	10.6%
Average sales per effective restaurant	$257	$259
Percent change	(0.8)%	7.9%

Area License (d)
Sales	$43,202	$38,428
Percent change	12.4%	8.6%
Average sales per effective restaurant	$300	$280
Percent change	7.1%	4.5%

(a)                                  “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. It is calculated by dividing total restaurant operating days by 91 days for a quarterly calculation.

(b)                                 “System-wide sales” are retail sales of franchisees, area licensees and Company-operated restaurants, as reported to IHOP.

(c)                                  “Same-store sales percentage change” reflects the percentage change in sales for restaurants that are operated for the entire fiscal period in which they are being compared and have been continuously open for at least 18 months. Because of new unit openings and store closures, the restaurants opened for an entire fiscal period being compared will be different from period to period.  Same-store average sales do not include data on restaurants located in Florida.

(d)                                 IHOP historically reported restaurants in Canada as franchise restaurants although the restaurants were operated under an area license agreement.  Beginning with 2004, Canadian restaurants will be reported as “Area License”.  Prior period information has been restated to conform to the current period presentation.

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

(Unaudited)

	Three Months Ended March 31,
	2004	2003
RESTAURANT DEVELOPMENT ACTIVITY
IHOP-beginning of period	1,165	1,103
New openings
IHOP-developed	1	17
Franchisee-developed	2	3
Area license	3	—
Total new openings	6	20
Closings
Company and franchise	(7)	(5)
Area license	—	—
IHOP-end of period	1,164	1,118

Summary-end of period
Franchise (a)	988	901
Company	31	80
Area license (a)	145	137
Total IHOP	1,164	1,118

RESTAURANT FRANCHISING ACTIVITY
IHOP-developed	2	11
Franchisee-developed	2	3
Rehabilitated and refranchised	9	1
Total restaurants franchised	13	15
Reacquired by IHOP	—	(2)
Closed	(4)	(2)

Net addition	9	11

(a)                                  IHOP historically reported restaurants in Canada as franchise restaurants although the restaurants were operated under an area license agreement.  Beginning with 2004, Canadian restaurants will be reported as “Area License”.  Prior period information has been restated to conform to the current period presentation.

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)

Current assets	$135,276	$127,081
Property and equipment, net	311,317	314,221
Long-term receivables:
Notes receivable	46,834	49,470
Equipment contracts receivable	175,116	174,737
Direct financing leases receivable	129,479	129,829
Other assets	48,059	47,666
Total assets	$846,081	$843,004

Current liabilities	$47,573	$45,373
Long-term debt	139,138	139,615
Other long-term liabilities	274,635	275,656
Stockholders’ equity	384,735	382,360
Total liabilities and stockholders’ equity	$846,081	$843,004

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Cash flows provided by operating activities	$20,262	$13,322
Cash flows used in investing activities
Additions to property and equipment	(4,326)	(27,306)
	15,936	(13,984)
Investments in short-term marketable securities	(7,923)	(21,123)
Additions to other assets, net	5,247	1,020
Cash flows (used in) provided by financing activities	(8,774)	741
Net change in cash and cash equivalents	4,486	(33,346)
Cash and cash equivalents at beginning of period	27,996	98,739
Cash and cash equivalents at end of period	$32,482	$65,393